Exhibit 5.1

STANLEY, BLACK & DECKER, INC.
1000 Stanley Drive
New Britain, CT 06053
March 12, 2010

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Stanley Black & Decker, Inc., a Connecticut corporation (the “Corporation”), and have assisted the Corporation in connection with the filing by the Corporation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of shares of the Corporation’s Common Stock, par value $2.50 per share relating to the Corporation’s Amended 2009 Long-Term Incentive Plan (the “Plan”), and associated rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”) issued under the Rights Agreement, dated as of January 19, 2006, between the Corporation and Computershare Investor Services L.L.C., as Rights Agent, as amended by Amendment No. 1 to Rights Agreement, dated as of December 21, 2009 (the “Rights Agreement”).

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below. In rendering such opinion, I have assumed that grants of Common Stock subject to restrictions on transferability pursuant to the Plan will be made only for past services to the Corporation having an aggregate value not less than the aggregate par value of the Common Stock so granted.

Based on the foregoing, I am of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable, and will be accompanied by Rights in accordance with the terms of the Rights Agreement, and such Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) public policy considerations which may limit the rights of the parties to obtain further remedies.

I hereby consent to the filing of this opinion as an exhibit to the Corporation’s Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bruce H. Beatt
Bruce H. Beatt
Senior Vice President, General Counsel and Secretary